DSW Inc. Acquires Interest in Town Shoes of Canada
Columbus, OH and Toronto, Canada-April 15, 2014. DSW Inc. (NYSE: DSW) and Town Shoes Limited (“Town Shoes” or “Town”) announced today that they have entered into a definitive agreement whereby DSW Inc. will purchase for cash approximately 44% interest in Town Shoes, the largest footwear and accessories retailer in Canada, for CAD $68 million (or approximately $62 million based on current exchange rates). The transaction has been approved by each company’s Board of Directors and is expected to close in May 2014, subject to customary closing conditions.
Town Shoes is the market leader in branded footwear in Canada, with sales of CAD $291 million in its fiscal year ending January, 2014. Town operates 182 locations across Canada primarily under The Shoe Company, Shoe Warehouse and Town Shoes banners. The company is predominantly owned by Alberta Investment Management Corporation(“AIMCo”) on behalf of certain of its clients, and Callisto Capital (“Callisto”), a Canadian private equity firm.
DSW Inc. is purchasing its initial 44% stake from AIMCo and may acquire additional shares from certain other minority shareholders as part of its initial investment. Additionally, DSW Inc. will have the right to purchase the balance of Town Shoes from the remaining shareholders, including Callisto Capital, after four years at a pre-determined EBITDA multiple. Callisto, on behalf of itself and the remaining shareholders, has the right to put the balance of the company to DSW Inc. after three years at a pre-determined EBITDA multiple. DSW Inc.’s initial stake provides 50% voting control and board representation, both of which are equal to that of Callisto.
The transaction, which the company anticipates to record under the equity method, is expected to be slightly accretive to earnings in 2014, excluding one-time transaction expenses.
Mike MacDonald, President and CEO, DSW Inc. stated, “We’re excited about our new relationship with Town Shoes. We have looked at Canadian entry options for some time and decided to acquire an existing operation with a long track record of success and to use this operation as a base from which we can establish the DSW brand in Canada.”
“Our partnership provides us a unique opportunity to bring DSW into Canada through Town Shoes’ platform. We hope to share best practices in sourcing, operations, inventory management, and omni-channel integration to our mutual advantage,” Mr. MacDonald added.
Bruce Dinan, President and CEO, Town Shoes stated, “Our combined retail banners provide different avenues for serving unique customer lifestyles in Canada, ranging from Town’s full priced, specialty retail model to The Shoe Company’s and Shoe Warehouse’s off price concepts. We are excited to partner with a company that shares our mission to offer our shoe loving customers compelling national brands at incredible value.”
Lawrence Stevenson, Chairman of Town Shoes and Managing Director of Callisto Capital said, “AIMCo was a great partner and together we were able to build Canada's leading branded footwear retailer from coast to coast.  We are thrilled that DSW, who we consider to be the finest branded footwear retailer in the world, will be joining us as our strategic partner as we roll out DSW stores across the country." Peter J. Solomon Company is serving as financial advisor to DSW Inc. in connection with the transaction.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of April 15, 2014, DSW Inc. operates 407 DSW stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW Inc. also supplies footwear to 357 leased locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com.
About Town Shoes Limited
Town Shoes Limited is the largest specialty retailer focused on branded footwear products in Canada with 182 stores nationwide. Town Shoe stores are located in leading shopping centers and cater to fashionable customers who seek the latest styles from the world’s leading footwear brands. Town Shoes was founded over sixty years ago on May 15, 1952 by Leonard Simpson, who opened the first Town Shoes stores in Sunnybrook Plaza, Canada’s first shopping center. Town is based in Toronto, Ontario. For more information, visit http://www.townshoes.com.

About Alberta Investment Management Corporation
AIMCo is one of Canada’s largest and most diversified institutional investment fund managers with assets under management of approximately $80 billion. AIMCo was established on January 1, 2008 with a mandate to provide superior long-term investment results for its clients. AIMCo operates independently from the Government of Alberta and invests globally on behalf of 28 pension, endowment and government funds in the Province of Alberta. For more information, visit http://www.aimco.alberta.ca.
About Callisto Capital
Callisto Capital is a Toronto-based middle market private equity firm that creates value for its institutional investors by partnering with high potential enterprises. The firm is committed to working with talented management teams to build profitable, industry-leading businesses that succeed for the long term. For more information, visit http://www.callistocapital.ca.
Source: DSW Inc.
For further information, contact:
Christina Cheng, CFA (855) 893-5691
Senior Director of Investor Relations

The information contained or incorporated by reference in this press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management. These forward-looking statements involve numerous risks and uncertainties, including, without limitation, whether the proposed investment is consummated, the satisfaction of the conditions to closing of the proposed investment, the ability to recognize the expected benefits of the investment, and the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurance that the forward-looking statements contained or incorporated by reference in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements contained or incorporated by reference in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.